AGREEMENT AND PLAN OF MERGER

                              BY AND AMONG

                     Capital City Bank Group, Inc.,



                          Grady Holding Company

                                   AND

                   FIRST NATIONAL BANK OF GRADY COUNTY


                     Dated as of February 11, 1999



TABLE OF CONTENTS                                                     Page
Parties	                                                               3
Preamble	                                                              3

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER                          	4
1.1	 Merger	                                                           4
1.2	 Bank Merger	                                                      4
1.3	 Time and Place of Closing	                                        4
1.4	 Effective Time	                                                   4

ARTICLE 2 - TERMS OF MERGER	                                           4
2.1	 Charter                                                          	4
2.2	 Bylaws                                                           	4
2.3	 Directors and Officers	                                           4

ARTICLE 3 - MANNER OF CONVERTING SHARES	                               5
3.1	 Conversion of Shares                                             	5
3.2	 Anti-Dilution Provisions                                         	5
3.3	 Shares Held by GHC or CCBG	                                       5
3.4	 Dissenting Stockholders	                                          5
3.5	 Fractional Shares	                                                6

ARTICLE 4 - EXCHANGE OF SHARES	                                        6
4.1	 Exchange Procedures                                              	6
4.2	 Rights of Former GHC Stockholders                                	7
4.3	 Rights of Former GHC Stockholders	                                7

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF GHC	                     8
5.1	 Organization, Standing, and Power	                                8
5.2	 Authority of GHC; No Breach By Agreement	                         8
5.3	 Capital Stock                                                    	9
5.4	 GHC Subsidiaries                                                 	9
5.5	 Financial Statements	                                            10
5.6	 Absence of Undisclosed Liabilities                              	10
5.7	 Absence of Certain Changes or Events                            	10
5.8	 Tax Matters                                                     	10
5.9	 Allowance for Possible Loan Losses           	                   11
5.10	 Assets                                                         	12
5.11	 Intellectual Property                                          	12
5.12	 Environmental Matters                                          	12
5.13	 Compliance with Laws                                           	13
5.14	 Labor Relations                                                	13
5.15	 Employee Benefit Plans                                         	14
5.16	 Material Contracts                                             	15
5.17	 Legal Proceedings                                              	16
5.18	 Reports                                                        	16
5.19	 Statements True and Correct                                    	16
5.20	 Accounting, Tax and Regulatory Matters                         	17
5.21	 State Takeover Laws                                            	17
5.22	 Charter Provisions                                             	17
5.23	 Opinion of Financial Advisor                                   	17
5.24	 Board Recommendation                                           	17
5.25	 Millennium Compliance                                          	17

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF CCBG                   	18
6.1	 Organization, Standing, and Power	                               18
6.2	 Authority; No Breach By Agreement	                               18
6.3	 Capital Stock	                                                   19
6.4	 CCBG Subsidiaries                                               	19
6.5	 SEC Filings; Financial Statements                               	19
6.6	 Absence of Undisclosed Liabilities                              	19
6.7	 Absence of Certain Changes or Events	                            20
6.8	 Allowance for Possible Loan Losses                              	20
6.9	 Intellectual Property                                           	20
6.10	 Environmental Matters	                                          20
6.11	 Compliance With Laws                                           	20
6.12	 Employee Benefit Plans                                         	21
6.13	 Legal Proceedings                                              	22
6.14	 Reports	                                                        22
6.15	 Statements True and Correct                                    	22
6.16	 Accounting, Tax and Regulatory Matters	                         23
6.17	Taxes                                                           	23

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION                 	23
7.1	 Affirmative Covenants of GHC                                    	23
7.2	 Negative Covenants of GHC	                                       24
7.3	 Covenants of CCBG	                                               25
7.4	 Adverse Changes in Condition                                    	26
7.5	 Reports	                                                         26

ARTICLE 8 - ADDITIONAL AGREEMENTS                                    	26
8.1	 Registration Statement; Proxy Statement; Stockholder Approval	   26
8.2	 Exchange Listing                                                	27
8.3	 Applications                                                    	28
8.4	 Filings with State Offices                                      	28
8.5	 Agreement as to Efforts to Consummate                           	28
8.6	 Investigation and Confidentiality                               	28
8.7	 Press Releases                                                  	29
8.8	 Certain Actions                                                 	29
8.9	 Accounting and Tax Treatment                                    	29
8.10	 State Takeover Laws                                            	30
8.11	 Charter Provisions                                             	30
8.12	 Agreements of Affiliates                                       	30
8.13	 Employee Benefits and Contracts	                                30
8.14	 Indemnification                                                	31
8.15	Board Meetings	                                                  32
8.16	Accounting Policies                                             	32
8.17	 Formation of Interim National Bank Subsidiary	                  32

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	        32
9.1	 Conditions to Obligations of Each Party	                         32
9.2	 Conditions to Obligations of CCBG	                               33
9.3	 Conditions to Obligations of GHC and FNBGC	                      35

ARTICLE 10 - TERMINATION	                                             35
10.1	 Termination	                                                    35
10.2	 Effect of Termination	                                          37
10.3	 Non-Survival of Representations and Covenants                  	38

ARTICLE 11 - MISCELLANEOUS                                           	38
11.1	 Definitions                                                    	38
11.2	 Expenses	                                                       45
11.3	 Brokers and Finders	                                            46
11.4	 Entire Agreement                                               	46
11.5	 Amendments                                                     	46
11.6	 Waivers	                                                        46
11.7	 Assignment	                                                     47
11.8	 Notices	                                                        47
11.9	 Governing Law	                                                  47
11.10	Counterparts	                                                   47
11.11	Captions; Articles and Sections                                	47
11.12	Interpretations	                                                48
11.13	Enforcement of Agreement	                                       48
11.14	Severability	                                                   48

Signatures	                                                           49


AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 11, 1999, by and among Capital City Bank Group, Inc. ("CCBG"), a Florida corporation; Grady Holding Company ("GHC"), a Georgia corporation, and FIRST NATIONAL BANK OF GRADY COUNTY, a national banking association.

Preamble

The respective Boards of Directors of GHC, CCBG and FNBGC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of GHC by CCBG pursuant to the merger of (i) GHC with and into CCBG (the "Holding Company
Merger") and (ii) FNBGC with and into a national banking subsidiary of CCBG ("Interim") (the "Bank Merger")
(collectively, the "Mergers"). At the effective time of the Mergers, the outstanding shares of the capital stock of GHC and FNBGC (excluding FNBGC capital stock held by GHC) shall be converted into the right to receive shares of the common stock of CCBG (except as provided herein). As a result, (i) stockholders of GHC and FNBGC shall become stockholders of CCBG, (ii) CCBG shall continue to conduct the business and operations of GHC and (iii) Interim shall continue to conduct the business operations of FNBGC. The transactions described in this Agreement are subject to the approvals of the stockholders of GHC, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, The Florida Department of
Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that each of the Mergers for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Holding Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GHC shall be merged with and into CCBG in accordance with the provisions of Section 14-2-1106 of the GBCC and Section
607.1107 of the FBCA with the effect provided in Section
14-2-1107 of the GBCC and Section 607.1107 of the FBCA.
CCBG shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company
Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GHC and CCBG.

1.2 Bank Merger. Simultaneously with the consummation of the Holding Company Merger, FNBGC shall be merged with and into Interim in accordance with the provisions of and with the effect provided in Title 12 U.S. Code Section 215a on terms and subject to the provisions of the Bank Plan of Merger ("Bank Plan"), attached hereto as Exhibit 1. GHC shall vote the shares of capital stock of FNBGC in favor of the Bank Plan and the Bank Merger provided therein.

1.3 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective
Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.4 Effective Time. The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Mergers shall become effective with the Secretary of State of the State of Georgia or the Articles of Merger reflecting the Mergers shall become effective with the Secretary of State of the State of Florida or the time specified in the Certificate of Merger issued by the OCC, whichever is later (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date
(including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of GHC and FNBGC approve this Agreement to the extent such approval is required by applicable Law.

ARTICLE 2
TERMS OF MERGER

2.1 Charter. The Certificate of Incorporation of CCBG in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2 Bylaws. The Bylaws of CCBG in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers. The directors of CCBG in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation; provided that John
Wight, Jr. shall become a director of CCBG immediately following the Effective Time. The officers of CCBG in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Mergers and without any action on the part of CCBG, GHC, FNBGC or Interim or the stockholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of CCBG issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time.

(b) Each share of GHC Common Stock, but excluding shares held by any GHC Entity or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their statutory dissenters' rights, if any, as provided in Section 3.4 issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 115.885 shares of CCBG
Common Stock (the "Holding Company Exchange Ratio").

(c) Each share of capital stock of Interim issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective
Time.

(d) Each share of FNBGC Common Stock, but excluding shares held by any GHC Entity, any FNBGC Entity or any CCBG
Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their statutory dissenters' rights, if any, as provided in Section 3.4 issued and outstanding immediately prior to the Effective
Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 21.5 shares of CCBG Common Stock (the "Bank Exchange Ratio" and together with the Holding Company Exchange Ratio the "Exchange
Ratios").

3.2 Anti-Dilution Provisions. In the event CCBG changes the number of shares of CCBG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof
(in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratios shall be proportionately adjusted.

3.3 Shares Held by GHC, FNBGC or CCBG. Each of the shares of GHC Common Stock and FNBGC Common Stock held by any GHC
Entity, any FNBGC Entity or by any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4  Dissenting Stockholders.  Any holder of shares of GHC
Common Stock or FNBGC Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 14-2-1302 of the GBCC or provisions of the Law applicable to national banks shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC or other applicable Law and surrendered to GHC or FNBGC, as applicable the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of GHC or FNBGC, as applicable, fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, CCBG shall issue and deliver the consideration to which such holder of shares of GHC Common Stock or FNBGC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of GHC Common Stock or FNBGC Common
Stock held by him.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of GHC
Common Stock or FNBGC Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of CCBG Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CCBG Common Stock multiplied by the average market value of one share of CCBG Common Stock at the Effective
Time (i.e., the average of the last sale price of CCBG
Common Stock on the NASDAQ National Market (as reported by
The Wall Street Journal or, if not reported thereby, any other authoritative source selected by CCBG) during each of the 10 trading days prior to the Effective Time). No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE 4
EXCHANGE OF SHARES

4.1  Exchange Procedures.  Promptly after the Effective
Time, CCBG, GHC and FNBGC shall cause the exchange agent selected by CCBG (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of GHC Common Stock or FNBGC Common
Stock immediately prior to the Effective Time (the
"Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of
GHC Common Stock or FNBGC Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of GHC Common
Stock or FNBGC Common Stock represented by Certificates that are not registered in the transfer records of GHC or FNBGC, as applicable, the consideration provided in Section
3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange
Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange
Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CCBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.
The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective
Time, each holder of shares of GHC Common Stock or FNBGC
Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in
Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of GHC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of CCBG Common Stock to which such holder may be otherwise entitled (without interest). CCBG shall not be obligated to deliver the consideration to which any former holder of GHC Common
Stock or FNBGC Common Stock is entitled as a result of the Mergers until such holder surrenders such holder's
Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CCBG nor the Exchange Agent shall be liable to a holder of GHC Common Stock or FNBGC Common
Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of GHC shall constitute ratification of the appointment of the Exchange Agent.

4.2  Rights of Former GHC Stockholders.  At the Effective
Time, the stock transfer books of GHC shall be closed as to holders of GHC Common Stock immediately prior to the Effective Time and no transfer of GHC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of GHC Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections
3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by GHC in respect of such shares of GHC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of GHC shall be entitled to vote after the Effective Time at any meeting of CCBG stockholders the number of whole shares of CCBG Common
Stock into which their respective shares of GHC Common
Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing CCBG Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CCBG on the CCBG Common Stock, the record date for which is at or after the Effective
Time, the declaration shall include dividends or other distributions on all shares of CCBG Common Stock issuable pursuant to this Agreement, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of CCBG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1.
However, upon surrender of such Certificate, both the CCBG
Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

4.3  Rights of Former FNBGC Stockholders.  At the Effective
Time, the stock transfer books of FNBGC shall be closed as to holders of FNBGC Common Stock immediately prior to the Effective Time and no transfer of FNBGC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of FNBGC Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections
3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FNBGC in respect of such shares of FNBGC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of FNBGC shall be entitled to vote after the Effective Time at any meeting of CCBG stockholders the number of whole shares of CCBG Common Stock into which their respective shares of FNBGC Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing CCBG Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CCBG on the CCBG
Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCBG Common Stock issuable pursuant to this Agreement, but beginning 60 days after the Effective Time no dividend or other distribution payable to the holders of record of CCBG Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the CCBG Common Stock certificate and any undelivered dividends and cash payments payable hereunder
(without interest) shall be delivered and paid with respect to each share represented by such Certificate.


ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GHC and fnbgc

GHC and FNBGC hereby jointly and severally represent and warrant to CCBG as follows:

5.1 Organization, Standing, and Power. GHC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material
Assets. GHC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect. The minute book and other organizational documents for GHC have been made available to CCBG for its review and, except as disclosed in Section 5.1 of the FNBGC
Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.2  Authority of GHC and FNBGC; No Breach By Agreement.

(a) Each of GHC and FNBGC has the corporate power and authority necessary to execute, deliver, and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GHC and FNBGC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GHC Common Stock and a majority of the holders of the outstanding shares of FNBGC Common
Stock, which are the only stockholder votes required for approval of this Agreement and consummation of the Mergers by GHC and FNBGC, respectively, and subject to receipt of the requisite consents referenced to in Section 9.1(b).
Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of GHC, enforceable against GHC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by GHC and FNBGC, nor the consummation by GHC and FNBGC of the transactions contemplated hereby, nor compliance by GHC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GHC's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any GHC Subsidiary or any resolution adopted by the board of directors or the stockholders of any GHC Entity, or (ii) subject to receipt of the requisite consents referred to in Section 9.1(b) and except as disclosed in Section 5.2 of the FNBGC Disclosure
Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GHC Entity under, any Contract or Permit of any GHC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a GHC
Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GHC
Entity or any of their respective material Assets
(including any CCBG Entity or any GHC Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any CCBG Entity or any GHC Entity being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal
Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a GHC Material
Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GHC and FNBGC of the Mergers and the other transactions contemplated in this Agreement.

5.3  Capital Stock.

(a)  The authorized capital stock of GHC consists of (i)
100,000 shares of GHC Common Stock, of which 10,000 shares are issued and outstanding as of the date of this Agreement and not more than 10,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of GHC are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of GHC has been issued in violation of any preemptive rights of the current or past stockholders of GHC.

(b)  The authorized capital stock of FNBGC consists of (i)
70,000 shares of FNBGC Common Stock, of which 60,910 shares are issued and outstanding as of the date of this Agreement and not more than 60,910 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FNBGC are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FNBGC has been issued in violation of any preemptive rights of the current or past stockholders of FNBGC.

(c) Except as set forth in Sections 5.3(a) and (b), or as disclosed in Section 5.3(c) of the FNBGC Disclosure
Memorandum, there are no shares of capital stock or other equity securities of GHC or FNBGC outstanding and no outstanding Equity Rights relating to the capital stock of GHC or FNBGC.

5.4  GHC Subsidiaries.  FNBGC is the only Subsidiary of
GHC. Section 5.4 of the FNBGC Disclosure Memorandum, sets forth the record holders of all the issued and outstanding shares of capital stock (or other equity interests) of FNBGC and of GHC. No capital stock (or other equity interest) of FNBGC or GHC is or may become required to be issued (other than to another GHC Entity) by reason of any Equity Rights, and there are no Contracts by which FNBGC is bound to issue (other than to another GHC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which FNBGC or GHC is or may be bound to transfer any shares of the capital stock
(or other equity interests) of FNBGC (other than to another
GHC Entity). There are no Contracts relating to the rights of FNBGC to vote or to dispose of any shares of the capital stock (or other equity interests) of FNBGC. All of the shares of capital stock (or other equity interests) of FNBGC held by a GHC Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the GHC Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the FNBGC Disclosure
Memorandum, FNBGC is a bank and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. FNBGC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect. FNBGC is an
"insured institution" as defined in the Federal Deposit
Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance
Fund. The minute book and other organizational documents for FNBGC have been made available to CCBG for its review, and, except as disclosed in Section 5.4 of the FNBGC
Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.5  Financial Statements.  Each of the GHC Financial
Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presents in all material respects the consolidated financial position of GHC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6 Absence of Undisclosed Liabilities. No GHC Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GHC as of June 30, 1998 and December 31, 1997, included in the GHC
Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No GHC Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7  Absence of Certain Changes or Events.  Since December
31, 1997, except as disclosed in the GHC Financial
Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the FNBGC Disclosure
Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a GHC Material
Adverse Effect, and (ii) the GHC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GHC provided in Article 7.

5.8  Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of the GHC Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a GHC Material Adverse Effect, and all Tax
Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the GHC
Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the FNBGC
Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the GHC
Entities, except for any such Liens which are not reasonably likely to have a GHC Material Adverse Effect.

(b) None of the GHC Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal
Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) The provision for any Taxes due or to become due for any of the GHC Entities for the period or periods through and including the date of the respective GHC Financial
Statements that has been made and is reflected on such GHC
Financial Statements is sufficient to cover all such Taxes in accordance with GAAP.

(d) Deferred Taxes of the GHC Entities have been provided for in accordance with GAAP.

(e) None of the GHC Entities is a party to any Tax allocation or sharing agreement and none of the GHC
Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was GHC) or has any Liability for Taxes of any Person (other than GHC and its Subsidiaries) under Treasury Regulation Section 1.1502-6
(or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(f) Each of the GHC Entities is in compliance with, and its records contain all information and documents
(including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local
Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a GHC
Material Adverse Effect.

(g)  Except as disclosed in Section 5.8 of the FNBGC
Disclosure Memorandum, none of the GHC Entities has made any payments, is obligated to make any payments, or is party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

(h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the GHC Entities that occurred during or after any taxable period in which the GHC Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

(i) No GHC Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Allowance for Possible Loan Losses. In the opinion of management of GHC and FNBGC, the allowance for possible loan, credit or security losses (the "Allowance") shown on the consolidated balance sheets of GHC included in the most recent GHC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GHC included in the GHC
Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios
(including accrued interest receivables) of the GHC
Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GHC Entities as of the dates thereof.

5.10  Assets.

(a)  Except as disclosed in Section 5.10 of the FNBGC
Disclosure Memorandum or as disclosed or reserved against in the GHC Financial Statements delivered prior to the date of this Agreement, the GHC Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a GHC Material Adverse Effect. All tangible properties used in the businesses of the GHC Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GHC's past practices.

(b) All Assets which are material to GHC's business on a consolidated basis, held under leases or subleases by any of the GHC Entities, are held under valid Contracts enforceable against the GHC Entity, and to the Knowledge of GHC enforceable against its counterparty, in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(c) To the knowledge of GHC, the GHC Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations.
None of the GHC Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.
Except as disclosed in Section 5.10(e), there are presently no claims for amounts exceeding in any individual case
$10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any GHC Entity under such policies.

(d) The Assets of the GHC Entities include all Assets required to operate the business of the GHC Entities as presently conducted.

5.11 Intellectual Property. Each GHC Entity owns or has a license to use all of the Intellectual Property used by such GHC Entity in the course of its business. Each GHC
Entity is the owner of or has a license to any Intellectual
Property sold or licensed to a third party by such GHC
Entity in connection with such GHC Entity's business operations, and such GHC Entity has the right to convey by sale or license any Intellectual Property so conveyed. No
GHC Entity is in Default under any of its material
Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of GHC threatened, which challenge the rights of any GHC Entity with respect to Intellectual Property used, sold or licensed by such GHC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the knowledge of GHC, the conduct of the business of the GHC Entities does not infringe any Intellectual Property of any other person.
Except as disclosed in Section 5.11 of the FNBGC Disclosure
Memorandum, no officer, director or employee of any GHC
Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any GHC Entity.

5.12  Environmental Matters.

(a)  To the Knowledge of GHC, each GHC Entity, its
Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a GHC Material
Adverse Effect.

(b) There is no Litigation pending or, to the Knowledge of GHC, threatened before any court, governmental agency, or authority or other forum in which any GHC Entity or any of its Operating Properties or Participation Facilities (or
GHC in respect of such Operating Property or Participation
Facility) has been or, with respect to threatened
Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any GHC Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a GHC Material
Adverse Effect.

5.13 Compliance with Laws. GHC is duly registered as a bank holding company under the BHC Act. Each GHC Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect.  Except as disclosed in Section 5.13 of the FNBGC
Disclosure Memorandum, none of the GHC Entities:

(a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a GHC
Material Adverse Effect; or

(c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GHC Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect, (ii) threatening to revoke any Permits, or (iii) requiring any GHC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to CCBG.

5.14  Labor Relations.  No GHC Entity is the subject of any
Litigation asserting that it or any other GHC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GHC Entity to bargain with any labor organization as to wages or conditions of employment, nor is any GHC Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any GHC Entity, pending or threatened, or to the Knowledge of GHC, is there any activity involving any GHC Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.15  Employee Benefit Plans.

(a)  GHC has disclosed in Section 5.15 of the FNBGC
Disclosure Memorandum, and has delivered or made available to CCBG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GHC Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GHC Benefit
Plans"). Any of the GHC Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "GHC
ERISA Plan." Each GHC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal
Revenue Code) is referred to herein as a "GHC Pension
Plan." No GHC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b) All GHC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect. Except as disclosed in Section 5.15 of the FNBGC Disclosure
Memorandum, each GHC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GHC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No GHC Entity has engaged in a transaction with respect to any GHC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GHC Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a GHC
Material Adverse Effect.

(c)  To the Knowledge of GHC, no GHC Pension Plan has any
"unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section
4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any GHC Pension Plan, (ii) no change in the actuarial assumptions with respect to any GHC Pension Plan, and (iii) no increase in benefits under any GHC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect or materially adversely affect the funding status of any such plan.
Neither any GHC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any GHC Entity, or the single-employer plan of any entity which is considered one employer with GHC under Section 4001 of ERISA or Section
414 of the Internal Revenue Code or Section 302 of ERISA
(whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of
ERISA, which is reasonably likely to have a GHC Material
Adverse Effect. No GHC Entity has provided, or is required to provide, security to a GHC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

(d)  Within the six-year period preceding the Effective
Time, no Liability under Subtitle C or D of Title IV of
ERISA has been or is expected to be incurred by any GHC
Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a GHC Material Adverse Effect. No GHC Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA
Affiliate), which Liability is reasonably likely to have a GHC Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any GHC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)  Except as disclosed in Section 5.15 of the FNBGC
Disclosure Memorandum, no GHC Entity has any Liability for retiree health and life benefits under any of the GHC
Benefit Plans and there are no restrictions on the rights of such GHC Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a GHC Material Adverse Effect.

(f)  Except as disclosed in Section 5.15 of the FNBGC
Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment
(including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GHC Entity from any GHC Entity under any GHC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GHC Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GHC Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have to the knowledge of GHC been fully reflected on the GHC Financial
Statements to the extent required by and in accordance with GAAP.

5.16  Material Contracts.  Except as disclosed in Section
5.16 of the FNBGC Disclosure Memorandum or otherwise reflected in the GHC Financial Statements, none of the GHC
Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any GHC Entity or the guarantee by any GHC Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan
Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any GHC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other
Person, (iv) any Contract between or among GHC Entities,
(v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any GHC Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and
(ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "GHC Contracts"). With respect to each GHC Contract and except as disclosed in Section 5.16 of the FNBGC Disclosure
Memorandum: (i) the Contract is in full force and effect;
(ii) no GHC Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect; (iii) no GHC Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of GHC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.16 to the FNBGC Disclosure
Memorandum, all of the indebtedness of any GHC Entity for money borrowed is prepayable at any time by such GHC Entity without penalty or premium.

5.17  Legal Proceedings.  Except as disclosed in Section
5.17 of the FNBGC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GHC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GHC Entity, or against any director, employee or employee benefit plan of any GHC Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GHC
Entity, that are reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect. Section
5.17 of the FNBGC Disclosure Memorandum contains a list of all Litigation as of the date of this Agreement to which any GHC Entity is named as a defendant or cross-defendant or for which any GHC Entity has any potential Liability.

5.18 Reports. Since January 1, 1996, or the date of organization if later, each GHC Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except where the failure to file is not reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.19 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any GHC Entity or any Affiliate thereof to CCBG pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GHC Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GHC's and FNBGC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a GHC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GHC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any GHC
Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable
Law.

5.20  Accounting, Tax and Regulatory Matters.  No GHC
Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 State Takeover Laws. Each GHC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium,"
"fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1131 of the GBCC.

5.22 Charter Provisions. Each GHC Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GHC Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GHC Entity that may be directly or indirectly acquired or controlled by them.

5.23 Opinion of Financial Advisor. GHC has received the opinion of The Carson Medlin Company, dated the date of this Agreement, to the effect that the Exchange Ratios are fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CCBG.

5.24 Board Recommendation. The Board of Directors of GHC and FNBGC, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of their respective stockholders and
(ii) resolved to recommend that the holders of the shares of GHC Common Stock and FNBGC Common Stock, respectively, approve this Agreement.

5.27 Millennium Compliance. FNBGC has made and is making inquiries of its software and data processing providers with respect to Year 2000 problem compliance, and is in compliance in all material respects with the FFIEC
Interagency Statement, "Guidance Concerning Institution Due
Diligence in Connection with Service Provider and Software
Vendor Year 2000 Readiness" (March 17, 1998) (the
"Interagency Statement") and the "Interagency Guidelines
Establishing Year 2000 Standards for Safety and Soundness"
(September 29, 1998) (the "Interagency Guidelines").

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF CCBG

CCBG hereby represents and warrants to GHC and FNBGC as follows:

6.1 Organization, Standing, and Power. CCBG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material
Assets. CCBG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect.

6.2  Authority; No Breach By Agreement.

(a) CCBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBG, subject to receipt of the requisite Consents referred to in Section 9.1(b). This
Agreement represents a legal, valid, and binding obligation of CCBG, enforceable against CCBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by CCBG, nor the consummation by CCBG of the transactions contemplated hereby, nor compliance by CCBG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBG's Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite
Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBG Entity under, any Contract or Permit of any CCBG
Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect, or, (iii) subject to receipt of the requisite
Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CCBG Entity or any of their respective material Assets (including any CCBG
Entity or any GHC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CCBG Entity or any GHC Entity being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal
Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CCBG Material
Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBG of the Merger and the other transactions contemplated in this Agreement.

6.3  Capital Stock.

(a)  The authorized capital stock of CCBG consists of (i)
90,000,000 shares of CCBG Common Stock, of which 8,860,073 shares are issued and outstanding as of the date of this Agreement, and (ii) 3,000,000 shares of CCBG Preferred
Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of CCBG Capital Stock are, and all of the shares of CCBG Common Stock to be issued in exchange for shares of GHC Common Stock and FNBGC
Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CCBG Capital Stock has been, and none of the shares of CCBG Common Stock to be issued in exchange for shares of GHC Common Stock and FNBGC Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past stockholders of CCBG.

(b) Except as set forth in Section 6.3(a), or as provided pursuant to the CCBG Dividend Reinvestment and Stock
Purchase Plan or the CCBG Stock Plans, or as disclosed in
Section 6.3 of the CCBG Disclosure Memorandum, there are no shares of capital stock or other equity securities of CCBG outstanding and no outstanding Equity Rights relating to the capital stock of CCBG.

6.4 CCBG Subsidiaries CCBG has disclosed in Section 6.4 of the CCBG Disclosure Memorandum all of the Significant
CCBG Subsidiaries as of the date of this Agreement that are corporations and all of the CCBG Subsidiaries that are general or limited partnerships or other non-corporate entities. Each CCBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5  SEC Filings; Financial Statements.

(a) CCBG has timely filed and made available to GHC all SEC Documents required to be filed by CCBG since December
31, 1995 (the "CCBG SEC Reports").  The CCBG SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCBG SEC Reports or necessary in order to make the statements in such CCBG SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the CCBG Financial Statements (including, in each case, any related notes) contained in the CCBG SEC
Reports, including any CCBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of CCBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 Absence of Undisclosed Liabilities. Except as disclosed in the CCBG Disclosure Memorandum, no CCBG Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CCBG as of June 30, 1998 and December 31, 1997, included in the CCBG
Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CCBG
Entity has incurred or paid any Liability since December
31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CCBG Material
Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

6.7  Absence of Certain Changes or Events.  Since June 30,
1998, except as disclosed in the CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the CCBG Disclosure Memorandum,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and (ii) the CCBG Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CCBG provided in Article 7.

6.8 Allowance for Possible Loan Losses. In the opinion of management of CCBG, the Allowance shown on the consolidated balance sheets of CCBG included in the most recent CCBG
Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CCBG included in the CCBG Financial
Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate
(within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CCBG Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CCBG Entities as of the dates thereof.

6.9 Intellectual Property. Each CCBG Entity owns or has a license to use all of the Intellectual Property used by such CCBG Entity in the course of its business. Each CCBG
Entity is the owner of or has a license to any Intellectual
Property sold or licensed to a third party by such CCBG
Entity in connection with such CCBG Entity's business operations, and such CCBG Entity has the right to convey by sale or license any Intellectual Property so conveyed. No
CCBG Entity is in Default under any of its material
Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CCBG threatened, which challenge the rights of any CCBG Entity with respect to Intellectual Property used, sold or licensed by such CCBG Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of CCBG, the conduct of the business of the CCBG Entities does not infringe any Intellectual Property of any other person. No officer, director or employee of any CCBG Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CCBG Entity.

6.10 Environmental Matters. To the Knowledge of CCBG, each CCBG Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect.

6.11 Compliance with Laws. CCBG is duly registered as a bank holding company under the BHC Act. Each CCBG Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect.  Except as disclosed in Section 6.11 of the CCBG
Disclosure Memorandum, none of the CCBG Entities:

(a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CCBG
Material Adverse Effect; or

(c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCBG Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect, or (iii) requiring any CCBG Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.12  Employee Benefit Plans.

(a) CCBG's pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CCBG Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate are referred to herein as the "CCBG
Benefit Plans".  Any of the CCBG Benefit Plans which is an
"employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "CCBG
ERISA Plan." Each CCBG ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal
Revenue Code) is referred to herein as a "CCBG Pension
Plan." No CCBG Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b) All CCBG Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect. Each CCBG ERISA
Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CCBG is not aware of any circumstances likely to result in revocation of any such favorable determination letter which failure to obtain would have a CCBG Material Adverse
Effect. No CCBG Entity has engaged in a transaction with respect to any CCBG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CCBG Entity to a Tax imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect.

(c)  To the Knowledge of CCBG, no CCBG Pension Plan has any
"unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a CCBG Pension Plan, (ii) no change in the actuarial assumptions with respect to any CCBG
Pension Plan, and (iii) no increase in benefits under any CCBG Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect or materially adversely affect the funding status of any such plan. Neither any CCBG Pension Plan nor any "single-employer plan," within the meaning of Section
4001(a)(15) of ERISA, currently or formerly maintained by any CCBG Entity, or the single-employer plan of any ERISA
Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a CCBG Material Adverse Effect. No CCBG Entity has provided, or is required to provide, security to a CCBG Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue
Code.

(d)  Within the six-year period preceding the Effective
Time, no Liability under Subtitle C or D of Title IV of
ERISA has been or is expected to be incurred by any CCBG
Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a CCBG Material Adverse Effect. No CCBG Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA
(regardless of whether based on contributions of an ERISA
Affiliate), which Liability is reasonably likely to have a CCBG Material Adverse Effect. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CCBG Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CCBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBG Entity, or against any director, employee or employee benefit plan of any CCBG
Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBG Entity, that are reasonably likely to have, individually or in the aggregate, a CCBG Material
Adverse Effect.

6.14 Reports. Since January 1, 1996, or the date of organization if later, each CCBG Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except where the failure to file is not reasonably likely to have, individually or in the aggregate, a CCBG Material Adverse
Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.15 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CCBG Entity or any Affiliate thereof to GHC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Registration
Statement to be filed by CCBG with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCBG Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GHC's and FNBGC's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any CCBG Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GHC and FNBGC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any CCBG
Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable
Law.

6.16  Accounting, Tax and Regulatory Matters.  No CCBG
Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.17 Taxes. All Tax Returns required to be filed by or on behalf of any of the CCBG Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997 and on or before the day of the most recent fiscal year end immediately preceding the Effective
Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a CCBG
Material Adverse Effect and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any CCBG Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.17 of the CCBG Disclosure Memorandum. The provision for Taxes due or to become due for any of the CCBG Entities for the period or periods through and including the day of the respective CCBG Financial
Statements has been made and is reflected on such CCBG
Financial Statements is to the Knowledge of CCBG, sufficient to cover all such Taxes.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of GHC and FNBGC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, each of GHC and FNBGC shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of GHC and FNBGC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CCBG shall have been obtained, and except as otherwise expressly contemplated herein, each of GHC and FNBGC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any GHC Entity, or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a GHC Entity to another GHC Entity) except in the ordinary course of the business of GHC Subsidiaries consistent with past practices (which shall include, for GHC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any GHC Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FNBGC Disclosure
Memorandum); or

(c)  repurchase, redeem, or otherwise acquire or exchange
(other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GHC Entity, or declare or pay any dividend or make any other distribution in respect of GHC's or FNBGC's capital stock, provided that GHC and FNBGC shall (to the extent legally and contractually permitted to do so) declare and pay (i) a cash dividend on the shares of GHC
Common Stock to the extent of all GHC's Assets consisting of cash and cash equivalents and (ii) an annual cash dividend on the shares of FNBGC Common Stock at a rate of not in excess of $6.00 per share, on or before the Closing
Date; or

(d)  except for this Agreement or as disclosed in Section
7.2(d) of the FNBGC Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GHC Common Stock or any other capital stock of any GHC Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e) adjust, split, combine or reclassify any capital stock of any GHC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GHC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any GHC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another GHC Entity) or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business (including without limitations fixed-rate mortgages) for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets (other than loans up to a principal amount of $500,000), in any Person other than a wholly owned GHC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned
Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) grant any increase in compensation or benefits to the employees or officers of any GHC Entity, except in accordance with past practice as disclosed in Section 7.2 of the FNBGC Disclosure Memorandum or as required by Law;
pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in
Section 7.2 of the FNBGC Disclosure Memorandum; and enter into or amend any severance agreements with officers of any GHC Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any GHC
Entity except in accordance with past practice as disclosed in Section 7.2 of the FNBGC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

(h) enter into or amend any employment Contract between any GHC Entity and any Person (unless such amendment is required by Law) that the GHC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any GHC Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any GHC
Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any GHC Entity for material money damages or restrictions upon the operations of any GHC Entity; or

(l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding
$500,000) or waive, release, compromise or assign any material rights or claims.

7.3 Covenants of CCBG. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of GHC shall have been obtained, and except as otherwise expressly contemplated herein, CCBG covenants and agrees that it shall and shall cause each of its Subsidiaries to (x) operate its business only with the intent of increasing
CCBG's long-term shareholder value, (y) preserve intact its material business organization and Assets and maintain its material rights and franchises, and (z) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement;
provided, that the foregoing shall not prevent any CCBG
Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of CCBG, desirable in the conduct of the business of CCBG and its Subsidiaries. CCBG further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of GHC, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation or Bylaws of CCBG, in each case, in any manner adverse to the holders of GHC
Common Stock as compared to the rights of holders of CCBG
Common Stock generally.


7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect or a CCBG Material Adverse Effect, as applicable, or
(ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory
Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory
Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1  Registration Statement; Proxy Statement; Stockholder
Approval.

(a) As soon as reasonably practicable after execution of this Agreement, CCBG shall prepare a private placement memorandum/proxy statement (the "Placement Memorandum") in compliance with SEC Regulation D and Rule 506 thereunder and take any action required to be taken under the applicable state Blue Sky or securities Laws, to offer and issue the shares of CCBG Common Stock issuable upon consummation of the Mergers.

(b) GHC and FNBGC shall cooperate in the preparation of the Placement Memorandum and shall furnish all information concerning GHC and FNBGC and the holders of their capital stock as CCBG may reasonably request in connection with such action. GHC and FNBGC shall each call a Stockholders'
Meeting, to be held as soon as reasonably practicable after the Placement Memorandum is available for the purpose of voting upon approval of this Agreement and such other related matters as each of them deems appropriate. In connection with the Stockholders' Meeting; (i) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Placement Memorandum; (ii) the Board of Directors of GHC and FNBGC shall recommend to their respective stockholders the approval of the matters submitted for approval (except to the extent legally required for the discharge by the Board of Directors of FNBGC of its fiduciary duties, as determined by a majority of the entire Board, based on the written opinion of outside counsel under applicable law);
and (iii) the Board of Directors and officers of GHC and FNBGC shall use their reasonable efforts to obtain such stockholders' approval (except to the extent legally required for the discharge by the Board of Directors of FNBGC of its fiduciary duties, as determined by a majority of the entire Board, based on the written opinion of outside counsel under applicable law). CCBG and GHC shall make all necessary filings with respect to the Mergers under the Securities Laws and all state securities and blue sky laws.

(c) No later than 30 days after the publication of 30 days of combined results of operations following the Mergers, CCBG shall prepare and file with the SEC a Registration
Statement on Form S-3 or other available form with respect to the shares of CCBG Common Stock issued pursuant to this Agreement. CCBG shall maintain the Registration Statement effective until the first anniversary of the Effective Time of the Mergers.

(d) CCBG shall pay all expenses incurred by CCBG in complying with this Section 8.1(c), including without limitation registration fees, exchange or Nasdaq listing fees, printing expenses, fees and disbursements of counsel for CCBG (in connection with the resale registration statement), state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions, if any.

(e)  Upon the registration of shares of the CCBG Common
Stock pursuant to this Agreement, CCBG shall indemnify and hold harmless the former GHC stockholders selling such shares (the "Selling Stockholders"), any underwriter of such shares and each other person, if any, who controls such GHC stockholder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Laws, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, any prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
and CCBG will reimburse such GHC stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such GHC stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage or action; provided, however; that CCBG will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration
Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to CCBG, in writing, by or on behalf of such GHC or FNBGC stockholder, underwriter or controlling person specifically for use in the preparation thereof.

(f) The GHC and FNBGC stockholders, severally and not jointly, shall indemnify and hold harmless CCBG against any losses, claims, damages or liabilities, joint or several, to which CCBG may become subject under the Securities Laws, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, any prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by such GHC or FNBGC stockholder which specifically relates to such GHC or FNBGC stockholder and is specifically for use in the preparation of the Registration Statement;

8.2 NASDAQ Listing. CCBG shall use all reasonable efforts to list, prior to the Effective Time, on the NASDAQ
National Market the shares of CCBG Common Stock to be issued to the holders of GHC Common Stock and FNBGC Common
Stock pursuant to the Mergers, and CCBG shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

8.3 Applications. CCBG shall promptly prepare and file, and GHC and FNBGC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, CCBG shall execute and file the Articles of Merger with the Secretary of State of the States of Florida and Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9;
provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each
Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6  Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) GHC shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to GHC to preserve the confidentiality of the information relating to the GHC Entities provided to such Persons and their Affiliates and Representatives.

(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a GHC Material Adverse
Effect or  a CCBG Material Adverse Effect, as applicable.

(e) Upon request of the other Party, GHC shall request within 10 days of the date hereof, that all third parties that received confidential information regarding GHC or FNBGC within the last 12 months in connection with a possible sale transaction involving GHC or FNBGC promptly return such confidential information to GHC or FNBGC.

8.7  Press Releases.  Prior to the Effective Time, GHC and
CCBG shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no GHC
Entity nor any Affiliate thereof nor any Representatives thereof retained by any GHC Entity shall directly or indirectly solicit or encourage any Acquisition Proposal by any Person. Except to the extent legally required for the discharge by the Boards of Directors of GHC and FNBGC of their fiduciary duties, as determined by a majority of their respective entire board of directors based on the written opinion of outside counsel, under applicable law, no GHC Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, participate in any discussions or negotiations with respect to, or enter into any Contract with respect to, any Acquisition Proposal, or recommend or endorse any Acquisition Proposal, but GHC and FNBGC may communicate information about such an Acquisition
Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel pursuant to a written opinion. GHC shall promptly (within 24 hours) advise CCBG following the receipt of any such inquiries or any Acquisition Proposal and the details thereof, and advise CCBG of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.
GHC shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. GHC will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence of this Section 8.8 of the obligations undertaken in this Section 8.8.

8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal
Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each GHC Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

8.11 Charter Provisions. Each GHC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GHC Entity or restrict or impair the ability of CCBG or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GHC Entity that may be directly or indirectly acquired or controlled by them.

8.12  Agreement of Affiliates.  GHC has disclosed in
Section 8.12 of the FNBGC Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of GHC and FNBGC for purposes of Rule 145 under the 1933 Act. GHC shall cause each such Person to deliver to CCBG on the date hereof, a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of GHC
Common Stock or FNBGC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CCBG Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Mergers are accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of CCBG and GHC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (and
CCBG shall be entitled to place restrictive legends upon certificates for shares of CCBG Common Stock issued to affiliates of GHC and FNBGC pursuant to this Agreement to enforce the provisions of this Section 8.12).

8.13  Employee Benefits and Contracts.  Following the
Effective Time, CCBG shall provide generally to officers and employees of the GHC Entities while employed by a CCBG
Entity, employee benefits under employee benefit and welfare plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CCBG Entities to their similarly situated officers and employees, and no GHC Entity employees should be denied coverage under any benefit plan due to a pre-existing condition provided the conditions of this section are met; provided, that, for a period of 12 months after the Effective Time, CCBG shall provide generally to officers and employees of GHC Entities severance benefits in accordance with the policies of either (i) GHC or FNBGC, as applicable, as disclosed in Section 8.13 of the FNBGC
Disclosure Memorandum, or (ii) CCBG, whichever of (i) or
(ii) will provide the greater benefit to the officer or employee. CCBG shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by FNBGC plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (x) such pre-existing condition was covered under the corresponding plan maintained by the GHC Entity and (y) the individual affected by the pre-existing condition was covered by GHC's
Entity's corresponding plan on the date which immediately precedes the Effective Time, provided that GHC has disclosed in Section 8.13 of the FNBGC Disclosure
Memorandum all of its employees, officers or other participants or their respective dependents, that to the best of GHC and FNBGC's Knowledge and belief, have any long-term disabilities or conditions, which in the reasonable judgment of CCBG would materially adversely affect the claims experience and/or costs of any employee benefit plan or insurance maintained by or through any CCBG
Entity. For purposes of participation, vesting and (except in the case of CCBG retirement plans) benefit accrual under CCBG's employee benefit plans, the service of the employees of the GHC Entities prior to the Effective Time shall be treated as service with a CCBG Entity participating in such employee benefit plans. CCBG also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in
Section 8.13 of the FNBGC Disclosure Memorandum to CCBG between any GHC Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GHC Benefit Plans.
Notwithstanding any term to the contrary herein, GHC and FNBGC shall be entitled to pay on or prior to the Closing
Date the amounts accrued as of the Closing Date in the Profit Sharing Plan and the Employee Bonus Plan, to persons entitled thereto under such plans.

8.14  Indemnification.

(a) For a period of five years after the Effective Time, CCBG shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the GHC Entities (each, an "Indemnified Party") against all
Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of GHC or, at GHC's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law and by GHC's Articles of Incorporation and
Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any CCBG
Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CCBG and the Indemnified Party.

(b) CCBG shall use its reasonable efforts (and GHC shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of two years after the Effective Time GHC's existing directors' and officers' liability insurance policy (provided that CCBG may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of GHC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance;
provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to GHC's directors and officers, 150% of the annual premium payments on GHC's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CCBG shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum
Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify
CCBG thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the
Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other
Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

(e) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.15 Board Meetings. GHC and FNBGC agree to give not less than two days' prior notice of all meetings of the GHC and FNBGC Board of Directors and their committees and GHC and FNBGC agree that CCGB shall be entitled to have two representatives attend all such Board meetings; provided that GHC and FNBGC shall have the right to exclude either or both of such representatives during discussions relating to a confidential matter, the Mergers or which would result in a conflict of interest for the Board of CCBG and GHC or FNBGC.

8.16 Accounting Policies. FNBGC, GHC and CCBG shall consult with respect to the character, amount and timing of restructuring and merger-related expense charges to be taken by FNBGC or GHC in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties.

8.17 Formation of Interim National Bank Subsidiary. Prior to the Effective Time and as soon as practicable, CCBG shall organize and establish under the laws of the United
States of America, a national banking subsidiary, wholly-owned by CCBG for the purpose of merging with FNBGC.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)  Stockholder Approval.  The stockholders of GHC and
FNBGC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory
Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either
Party would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section
9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse Effect or a CCBG Material
Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Placement Memorandum. The Placement Memorandum shall have been delivered to the FNBGC and GHC shareholders, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CCBG Common Stock issuable pursuant to the Mergers shall have been received.

(f) Share Listing. The shares of CCBG Common Stock issuable pursuant to the Mergers shall have been approved for listing on the NASDAQ National Market.

(g)  [Reserved]

(h) Tax Matters. Each Party shall have received a written opinion of counsel from Gunster, Yoakley, Valdes-Fauli &
Stewart, P.A., upon which the shareholders of GHC and FNBGC may rely in form reasonably satisfactory to such Parties
(the "Tax Opinion"), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Mergers of GHC Common Stock and FNBGC
Common Stock for CCBG Common Stock will not give rise to gain or loss to the stockholders of GHC or FNBGC with respect to such exchange (except to the extent of any cash received), and (iii) none of GHC, FNBGC or CCBG will recognize gain or loss as a consequence of the Merger
(except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under
Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of GHC and CCBG reasonably satisfactory in form and substance to such counsel.

9.2  Conditions to Obligations of CCBG.  The obligations of
CCBG to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBG pursuant to Section 11.6(a):

(a)  Representations and Warranties.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of GHC and FNBGC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3, 5.20, 5.21, and 5.22 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of GHC and FNBGC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a GHC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" or "to the opinion" of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GHC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Each of GHC and FNBGC shall have delivered to CCBG (i) a certificate, dated as of the Effective Time and signed on their behalf by their respective chief executive officer and its chief financial officer, to the effect that the conditions set forth in
Section 9.1 as relates to GHC and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by each of GHC's and FNBGC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CCBG and its counsel shall request.

(d) Opinion of Counsel. CCBG shall have received an opinion of Alston & Bird LLP, counsel to GHC, dated as of the Closing, in form reasonably satisfactory to CCBG, as to the matters set forth in Exhibit 3.

(e)  [RESERVED].

(f) Affiliates Agreements. CCBG shall have received from each affiliate of GHC and FNBGC the affiliates letter referred to in Section 8.12, to the extent necessary to assure in the reasonable judgment of CCBG that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

(g) Claims Letters. Each of the directors and executive officers and shareholders of GHC, and all directors and executive officers of FNBGC shall have delivered a Claims
Letter in the form attached hereto as Exhibit 4 to CCBG.

(h) Net Worth and Capital Requirements. Immediately prior to the Effective Time, GHC and FNBGC shall have a consolidated minimum net worth of at least $15,700,000;
provided that, "net worth" shall be deemed to not be reduced by fees, costs and expenses incurred or paid at the request of CCBG. For purposes of this Section 9.2(h), "net worth" shall mean the sum of the amounts set forth on the balance sheet as stockholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), determined in accordance with GAAP.

(i) Directors' Agreement. Each shareholder and each of the directors of GHC shall have delivered a Directors
Agreement in the form attached hereto as Exhibit 5 relating to no sales of GHC Common Stock or FNBGC Common Stock prior to Closing, voting in favor of the Mergers, and non-competition. Charles M. Stafford shall have delivered a non-competition agreement in the form attached as Exhibit
7.

(j) Pooling Letters. CCBG shall have received letters, dated as of the date of mailing of the Placement Memorandum and as of the Effective Time, addressed to CCBG, in form and substance reasonably acceptable to CCBG, from Arthur
Andersen, LLP to the effect that the Mergers will qualify for pooling-of-interests accounting treatment.

9.3 Conditions to Obligations of GHC and FNBGC. The obligations of GHC and FNBGC to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GHC and FNBGC pursuant to Section 11.6(b):

(a)  Representations and Warranties.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of CCBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CCBG set forth in Sections 6.3 and 6.16 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of CCBG set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CCBG Material Adverse Effect;
provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" or "to the opinion" of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CCBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. CCBG shall have delivered to FNBGC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CCBG and in Section
9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CCBG's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNBGC and its counsel shall request.

(d) Opinion of Counsel. GHC and FNBGC shall have received an opinion of Gunster, Yoakley, Valdes-Fauli & Stewart,
P.A., counsel to CCBG, dated as of the Effective Time, in form reasonably acceptable to GHC and FNBGC, as to the matters set forth in Exhibit 6.


ARTICLE 10
TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GHC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)  By mutual consent of CCBG, GHC and FNBGC; or

(b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a GHC Material Adverse Effect or a CCBG Material Adverse Effect, as applicable, on the breaching Party; or

(c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other
Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching
Party of such breach; or

(d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory
Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(e) By either Party in the event that the Merger shall not have been consummated by June 30, 1999 unless the failure to consummate is caused by the Party electing to terminate the Agreement pursuant to the Section 10.1(e); or

(f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

(g) By GHC and FNBGC if both of the following conditions are satisfied:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.88 and the Starting Price; and

(2)(i)  the number obtained by dividing the Average Closing
Price by the Starting Price (such number being referred to herein as the "CCBG Ratio") shall be less than (ii) the number obtained by dividing the average Index Price during the 20 trading days immediately preceding the Determination
Date by the average Index Price during the 20 trading days immediately preceding the Starting Date and subtracting
0.12 from such quotient (such number being referred to herein as the "Index Ratio").

If GHC and FNBGC elect to exercise its termination right pursuant to the immediately preceding sentence, it shall give to CCBG written notice on or before the second trading day after the Determination Date. During the five-day period commencing on the date of such notice, CCBG shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.88, the Starting Price and the Exchange
Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (ii) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the CCBG Ratio. If CCBG makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to GHC and FNBGC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section, and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

For purposes of this Section only, the following terms shall have the meanings indicated:

"Average Closing Price" means the average of the last reported sale prices per share of CCBG Common Stock as reported on The NASDAQ Stock Market or such successor exchange on which CCBG Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on The NASDAQ
Stock Market or such successor exchange on which CCBG
Common Stock may then be traded ending at the close of trading on the Determination Date.

"Determination Date" means the date on which the last approval from the regulatory authorities required for consummation of the Merger shall be received by CCBG, without regard to any requisite waiting periods in respect thereof.

"Index Group" means NASDAQ Bank Stock Index.

"Index Price" on a given date means the weighted average
(weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index
Group.

"Starting Date" means the date of this Agreement.

"Starting Price" shall mean the average of the last reported sale price per share of CCBG Common Stock during the 20 trading days immediately preceding the Starting
Date, as reported by The NASDAQ Stock Market or such successor exchange on which CCBG Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

If any company belonging to the Index Group or CCBG declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or CCBG shall be appropriately adjusted for the purposes of applying this Section.

(h) By the Board of Directors of CCBG in the event that holders of in excess of 10% of the outstanding shares of GHC Common Stock or FNBGC Common Stock properly assert their dissenters' rights of appraisal.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to
Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1,
2, 3, 4 and 11 and Sections 8.6, 8.12, 8.13, and 8.14.

ARTICLE 11
MISCELLANEOUS

11.1  Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

"1933 Act" shall mean the Securities Act of 1933, as amended.

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

"Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

"Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause
(ii) acts in any such capacity.

"Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

"Articles of Merger" shall mean the Articles of Merger to be executed by CCBG and filed with the Secretary of State of the States of Florida and Georgia, as applicable, relating to the Merger as contemplated by Section 1.1.

"Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

"CCBG Capital Stock" shall mean, collectively, the CCBG
Common Stock, the CCBG Preferred Stock and any other class or series of capital stock of CCBG.

"CCBG Common Stock" shall mean the $.01 par value common stock of CCBG.

"CCBG Disclosure Memorandum" shall mean the written information entitled "Capital City Bank Group, Inc.
Disclosure Memorandum" delivered prior to the date of this Agreement to FNBGC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one
Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

"CCBG Entities" shall mean, collectively, CCBG and all CCBG
Subsidiaries.

"CCBG Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CCBG as of June 30, 1998, and as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows
(including related notes and schedules, if any) for the six months ended June 30, 1998, and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by CCBG in SEC Documents, and (ii) the consolidated statements of condition of CCBG (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC
Documents filed with respect to periods ended subsequent to December 31, 1997.

"CCBG Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CCBG and its Subsidiaries, taken as a whole, or (ii) the ability of CCBG to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers, provided that

"Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CCBG (or any of its Subsidiaries) taken with the prior informed written Consent of FNBGC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CCBG, including expenses incurred by CCBG in consummating the transactions contemplated by this Agreement.

"CCBG Preferred Stock" shall mean the $.01 par value preferred stock of CCBG.

"CCBG Stock Plans" shall mean the existing stock option and other stock-based compensation plans of CCBG designated as follows: 1996 Associate Incentive Plan, Associate Stock
Purchase Plan, and Director Stock Purchase Plan.

"Interim" shall mean a national banking association which is a wholly-owned Subsidiary of CCBG.

"CCBG Subsidiaries" shall mean the Subsidiaries of CCBG, which shall include the CCBG Subsidiaries described in
Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBG in the future and held as a Subsidiary by CCBG at the Effective Time.

"Closing Date" shall mean the date on which the Closing occurs.

"Confidentiality Agreement" shall mean certain
Confidentiality Agreement, dated June 5, 1998, between
Carson Medlin Company and CCBG.

"Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

"Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

"Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a GHC Material Adverse
Effect or a CCBG Material Adverse Effect, as applicable.

"Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment
(including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental
Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and
Liability Act, as amended, 42 U.S.C. 9601 et seq.
("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

"Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

"Exhibits" 1 through 7, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.
Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

"FBCA" shall mean the Florida Business Corporation Act.

"FNBGC" shall mean First National Bank of Grady County, a national banking association and a GHC Subsidiary.

"FNBGC Common Stock" shall mean the $5.00 par value common stock of FNBGC.

"FNBGC Disclosure Memorandum" shall mean the written information entitled "First National Bank of Grady County
Disclosure Memorandum" delivered prior to the date of this Agreement to CCBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one
Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

"FNBGC Entities" shall mean, collectively, FNBGC and all FNBGC Subsidiaries.

"GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

"GBCC" shall mean the Georgia Business Corporation Code.

"GHC Common Stock" shall mean the no par value common stock of GHC.

"GHC Entities" shall mean, collectively, GHC and all GHC
Subsidiaries.

"GHC Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of GHC as of December 31, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows
(including related notes and schedules, if any) for the six months ended June 30, 1998, and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, and
(ii) the consolidated statements of condition of GHC
(including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) that are delivered to CCBG with respect to periods ended subsequent to December 31, 1997.

"GHC Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of GHC and its Subsidiaries, taken as a whole, or (ii) the ability of GHC or the FNBGC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers, provided that

"Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of GHC (or any of its Subsidiaries) taken with the prior informed written Consent of CCBG in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of GHC or the FNBGC, including expenses incurred by GHC or the FNBGC in consummating the transactions contemplated by this Agreement.

"GHC Rights" shall mean the preferred stock purchase rights issued pursuant to the GHC Rights Agreement.
"GHC Subsidiaries" shall mean the Subsidiaries of GHC, which shall include the GHC Subsidiaries described in
Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of GHC in the future and held as a Subsidiary by GHC at the Effective
Time.

"Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

"HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

"Internal Revenue Code" shall mean the Internal Revenue
Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by any of John Wight, Charles M. Stafford, Robert S. Dollar, Diane P.
Connell, Terry S. McRae, Jane T. Trulock, or Michael L.
Chastain.

"Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

"Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

"Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 11.1 of the FNBGC Disclosure Memorandum or the CCBG Disclosure
Memorandum as applicable.

"Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including
Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

"Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

"NASD" shall mean the National Association of Securities
Dealers, Inc.

"NASDAQ National Market" shall mean the National Market
System of the National Association of Securities Dealers
Automated Quotations System.

"OCC" shall mean the Office of the Comptroller of the Currency.

"Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

"Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

"Party" shall mean any of GHC, FNBGC or CCBG, and "Parties" shall mean all of GHC, FNBGC and CCBG.

"Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

"Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

"Proxy Statement" shall mean the proxy statement used by GHC and FNBGC to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the Placement Memorandum of CCBG relating to the issuance of the CCBG Common Stock to holders of GHC Common Stock and FNBGC Common Stock.

"Registration Statement" shall mean the Registration
Statement on Form S-3, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CCBG under the 1933 Act with respect to the shares of CCBG Common Stock to be issued to the stockholders of GHC and FNBGC in connection with the transactions contemplated by this Agreement.

"Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States
Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation,
Florida Department of Banking and Finance and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

"Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.
"SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

"Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust
Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

"Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

"Stockholders' Meeting" shall mean the meeting of the stockholders of GHC and FNBGC to be held pursuant to
Section 8.1, including any adjournment or adjournments thereof.

"Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity),
(ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

"Surviving Corporation" shall mean CCBG as the surviving corporation resulting from the Merger.

"Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

"Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance                               Section 5.9
Bank Exchange Ratio                     Section 3.1(d)
Bank Merger                             Preamble
Bank Plan                               Section 1.2
CCBG Benefit Plans                      Section 6.12
CCBG SEC Reports                        Section 6.5(a)
Closing                                 Section 1.3
Effective Time                          Section 1.4
ERISA Affiliate                         Section 5.15(c)
Exchange Agent                          Section 4.1
GHC Benefit Plans                       Section 5.15(a)
GHC Contracts                           Section 5.16
Holding Company Exchange Ratio          Section 3.1(b)
Holding Company Merger                  Preamble
Interagency Guidelines                  Section 5.25
Interagency Statement                   Section 5.25
Mergers                                 Preamble
Takeover Laws                           Section 5.21
Tax Opinion                             Section 9.1(h)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2  Expenses.

(a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided that FNBGC shall be responsible for one-half of the printing and mailing costs and filing fees of the Proxy Statement.

(b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3  Brokers and Finders.  Except for The Carson Medlin
Company as to GHC and FNBGC and except for McConnell, Budd
& Downes, Inc. as to CCBG, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GHC and FNBGC or by CCBG, each of GHC and FNBGC and CCBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GHC Common Stock and FNBGC
Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of GHC Common Stock or FNBGC Common
Stock which requires further approval by such stockholders, without the further approval of such stockholders.

11.6  Waivers.

(a) Prior to or at the Effective Time, CCBG, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GHC and FNBGC, to waive or extend the time for the compliance or fulfillment by GHC and FNBGC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.
No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBG.

(b) Prior to or at the Effective Time, GHC and FNBGC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CCBG, to waive or extend the time for the compliance or fulfillment by CCBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GHC and FNBGC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.
No such waiver shall be effective unless in writing signed by a duly authorized officer of GHC and FNBGC.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.
No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto
(whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GHC:  Grady Holding Company
      P.O. Box 58
      Cairo, Georgia 31728
      Telecopy Number:  (912) 377-8094
      Attention: John B. Wight, Jr.

Copy to Counsel:  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Telecopy Number:  (404) 881-7777
                  Attention: W. Thomas Carter III

CCBG:  Capital City Bank Group, Inc.
       217 N. Monroe Street
       Tallahassee, Florida  32302
       Telecopy Number:  (850) 878-9150
       Attention:  William G. Smith, Jr.
                   J. Kimbrough Davis

Copy to Counsel:  Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                  777 South Flagler Drive
                  Suite 500 East
                  West Palm Beach, FL 33401-6194
                  Telecopy Number:  (561) 655-5677
                  Attention: Michael V. Mitrione

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United
States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Capital City Bank Group, Inc.
By: /s/ William G. Smith, Jr.
Name: William G. Smith, Jr.
Title: President and Chief Executive Officer


Grady Holding Company
By: /s/ John B. Wight, Jr.
Name: John B. Wight, Jr.
Title: Chairman and President


FIRST NATIONAL BANK OF GRADY COUNTY
By: /s/ Charles M. Stafford
Name: Charles M. Stafford
Title: President and Vice-Chairman


LIST OF EXHIBITS


Exhibit Number	Description

    1.  Bank Plan of Merger.  (1.2).

    2.  Form of agreement of affiliates of GHC.  ( 8.12, 9.2(g)).

    3.  Matters as to which Alston & Bird LLP will opine.  (9.2(d)).

    4.  Form of Claims Release (9.2(g))

    5.  Form of Directors Agreement (9.2(i))

    6.  Matters as to which Gunster, Yoakley, Valdes-Fauli &
        Stewart, P.A. will opine.  (9.3(d)).

    7.  Form of Non-Competition Agreement.  (9.2(i))



EXHIBIT 1

                             PLAN OF MERGER
                                  OF
                   FIRST NATIONAL BANK OF GRADY COUNTY
                             WITH AND INTO
                      CCBG INTERIM NATIONAL BANK


This Plan of Merger ("Plan of Merger") is made and entered into as of February 11, 1999, by and between CCBG Interim National Bank, a national banking association organized and existing under the laws of the United States with its main office located in Tallahassee, Florida ("Interim Bank"), and FIRST NATIONAL BANK OF
GRADY COUNTY, a national banking association organized and existing under the laws of the United States with its main office located in Cairo, Georgia ("FNBGC").

FNBGC is a subsidiary of Grady Holding Company, a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Cairo, Georgia ("GHC"). Interim Bank is a wholly-owned subsidiary of Capital City Bank Group, Inc., a corporation organized and existing under the laws of the State of Florida, with its principal office in Cairo, Georgia ("CCBG"). Prior to the execution and delivery of this Plan of Merger, GHC, FNBGC and CCBG have entered into a Agreement and Plan of Merger (the "Parent Agreement") pursuant to which GHC would merge with and into CCBG and pursuant to which CCBG agrees to issue CCBG Common Stock in connection with the Merger of FNBGC with and into Interim Bank ("Bank Merger"). The Parent Agreement also contemplates that FNBGC will be merged with and into Interim Bank. The Boards of Directors of Interim Bank and FNBGC are of the opinion that the best interests of their respective banks would be served if FNBGC is merged with and into Interim Bank on the terms and conditions provided in this Plan of Merger.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Interim Bank and FNBGC hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of FNBGC into Interim Bank.

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Parent Agreement.
Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 "CCBG Common Stock" shall mean the $ .01 par value common stock of CCBG.

1.2 "Bank Merger" shall refer to the merger of FNBGC with and into Interim Bank as provided in Section 2.1 of this Plan of Merger.

1.3 "FNBGC Common Stock" shall mean the $5.00 par value common stock of FNBGC.

1.4 "Certificate of Merger" shall mean the Certificate of Merger to be issued by the Office of the Comptroller of the Currency of the United States approving the Bank Merger.

1.5 "Effective Time" shall mean the date and time on which the Bank Merger becomes effective as specified in the Certificate of Merger.


ARTICLE II

TERMS OF BANK MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, FNBGC shall be merged with and into Interim Bank under the Charter and Articles of Association of Interim Bank pursuant to the provisions of and with the effect provided in Title 12, United States Code, Section 215a. Interim Bank shall be the surviving bank and the receiving association resulting from the Bank Merger and shall continue to conduct its business under the name "FIRST NATIONAL BANK OF GRADY COUNTY." The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger, which has been approved and adopted by the respective Boards of Directors and shareholders of Interim Bank and FNBGC.

2.2  Method of Converting Shares.

(a) Each share of capital stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of FNBGC Common Stock, but excluding shares held by GHC, FNBGC or any CCBG Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their statutory dissenters' rights, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive
21.5 shares of CCBG Common Stock.

(c)  Each share of FNBGC Common Stock held by GHC, FNBGC or any
CCBG Entity, in each case other than in a fiduciary capacity or as a respect of debts previously contracted, shall be cancelled.


ARTICLE III

EFFECT OF BANK MERGER

3.1 Business of FNBGC. The business of FNBGC from and after the Effective Time shall continue to be that of a national banking association. The business shall be conducted from its main office located in Cairo, Georgia and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, of FNBGC at the Effective Time.

3.2 Assumption of Rights. At the Effective Time, the separate existence and corporate organization of FNBGC shall be merged into and continued in Interim Bank, as the surviving bank and receiving association of the Bank Merger. All rights, franchises and interests of FNBGC in and to every type of property (real, personal and mixed), and all choses in action of FNBGC shall be transferred to and vested in Interim Bank as the surviving bank and receiving association by virtue of the Bank Merger without any deed or other transfer. Interim Bank, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of FNBGC or by Interim Bank at the Effective Time, subject to the conditions imposed by Title 12, United States Code, Section 215a.

3.3 Assumption of Liabilities. All liabilities and obligations of FNBGC of every kind and description shall be assumed by Interim Bank as the surviving bank and receiving association by virtue of the Bank Merger, and Interim Bank shall be bound thereby in the same manner and to the same extent that either of FNBGC or Interim Bank was so bound at the Effective Time.

3.4 Articles of Association; Bylaws. At the Effective Time, following consummation of the Bank Merger, the Articles of Association and Bylaws of Interim Bank shall continue to be those of Interim Bank as in effect immediately prior to the Effective Time.

3.5 Officers, Employees and Directors. The officers and employees of Interim Bank immediately following the Effective Time shall include, among others, the officers and employees of FNBGC immediately prior to the Effective Time. The Board of Directors of Interim Bank immediately following the Effective Time shall consist of the persons named in Annex A to this Plan of Merger, including Messrs. John Wight and Charles Stafford from FNBGC's Board of Directors, each of whom shall serve until his respective successor is elected and qualified or until a new Board of Directors is elected as provided in the Articles of Association or Bylaws of Interim Bank or as provided by law. All directors of FNBGC as of the Closing who do not continue as directors of Interim Bank shall serve as members of Interim Bank's Advisory Board, and shall have such rights and powers as are set out in Interim Bank's Bylaws, as amended from time to time, and shall receive fees for their service on such advisory board consistent with the fees paid by Interim Bank to members of its other advisory boards.

3.6 Capital Stock of Interim Bank Post-Merger. The capital stock of Interim Bank upon completion of the Bank Merger shall be approximately $25,000, consisting of 5,000 issued and outstanding shares of common stock of a par value of $5.00 per share. In addition, Interim Bank shall have a surplus of approximately $75,000 and undivided profits, including capital reserves, of approximately $100,000 adjusted, however, for earnings and expenses between December 31, 1998 and the Effective Time.


ARTICLE IV

EFFECTIVENESS

4.1 Conditions Precedent. Consummation of the Bank Merger is conditioned upon (i) the Closing of the transactions contemplated by the Parent Agreement and (ii) receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Plan of Merger.

4.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto after termination of the Parent Agreement in accordance with the provisions of Section 10.1 thereof.

4.3 Effectiveness. Subject to the satisfaction of all requirements of applicable laws and regulations and the terms and conditions set forth herein, the Bank Merger contemplated by this Plan of Merger shall be and become effective at the time and on the date specified in the Certificate of Merger.


ARTICLE V

REPRESENTATIONS OF FNBGC

5.1 Organization, Standing, and Power. FNBGC is a bank duly organized and validly existing under the Laws of the United States of America, and has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

5.2 Authority; No Breach by Agreement.

(a) FNBGC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Plan of Merger and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Plan of Merger and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNBGC, except for shareholder approval. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FNBGC, enforceable against FNBGC in accordance with its terms (except in all cases as such enforceability may be limited by applicable, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Plan of Merger by FNBGC, nor the consummation by FNBGC of the transactions contemplated hereby, nor compliance by FNBGC with any of the provisions hereof, will except as specifically disclosed in the FNBGC Disclosure Memorandum delivered pursuant to the Parent Agreement (i) conflict with or result in a breach of any provision of FNBGC's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GHC Entity under, any Contract or Permit of any GHC Entity, or (iii) subject to receipt of the requisite approvals referred to in Section 4.1 of this Plan of Merger, violate any Law or Order applicable to any GHC Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBGC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FNBGC of the Bank Merger and the other transactions contemplated in this Plan of Merger.

5.3  Capital Stock.

(a) The authorized capital stock of FNBGC consists of 70,000 shares of FNBGC Common Stock, of which 60,910 shares are issued and outstanding as of the date of this Bank Plan of Merger and not more than 60,910 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FNBGC are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of FNBGC has been issued in violation of any preemptive rights of the current or past shareholders of FNBGC.

(b) Except as set forth in Section 5.3(a) hereof, there are no shares of capital stock or other equity securities of FNBGC outstanding and no outstanding Rights relating to the capital stock of FNBGC.

ARTICLE VI

REPRESENTATIONS OF INTERIM BANK

6.1 Organization, Standing, and Power. Interim Bank is a bank duly organized and validly existing under the Laws of the United States of America, and has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

6.2 Authority; No Breach By Agreement.

(a) Interim Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Plan of Merger and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Plan of Merger and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Interim Bank, except for shareholder approval. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Interim Bank, enforceable against Interim Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Plan of Merger by Interim Bank, nor the consummation by Interim Bank of the transactions contemplated hereby, nor compliance by Interim Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Interim Bank's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CCBGC Entity under, any Contract or Permit of any CCBCG Entity, or (iii) subject to receipt of the requisite approvals referred to in Section 4.1 of this Plan of Merger, violate any Law or Order applicable to any CCBCG Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Interim Bank, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Interim Bank of the Bank Merger and the other transactions contemplated in this Plan of Merger.


ARTICLE VII

MISCELLANEOUS

7.1 Amendment. To the extent permitted by law, this Plan of Merger may be amended by a subsequent written instrument upon the approval of the Boards of Directors of each of the parties hereto and upon execution of such instrument by the duly authorized officers of each and by a majority of the Boards of Directors of Interim Bank and FNBGC; provided that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 4.1 hereof.

7.2 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Georgia, except to the extent that the federal laws of the United States of America apply to consummation of the Bank Merger.

7.3 Headings. The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

7.4 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, each of Interim Bank and FNBGC has caused this Plan of Merger to be executed on its own behalf and by its officers thereunto duly authorized by a majority of its Board of Directors, all as of the day and year first above written.

CCBG INTERIM NATIONAL BANK
ATTEST:
By:
Title:

By: /s/ Willaim G. Smith, Jr.
Organizer and Designated President

[BANK SEAL]



FIRST NATIONAL BANK OF GRADY COUNTY
ATTEST:
By:
Title:

By: /s/ Charles M. Stafford
Title: President and Vice Chairman


[BANK SEAL]